Exhibit 99.1

PRESS RELEASE
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES FOURTH QUARTER 2006 PRODUCTION,
2007 CAPEX BUDGET AND OPERATIONS UPDATE

MIDLAND, Texas, (BUSINESS WIRE), February 28, 2007 - Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its fourth quarter 2006 production, 2007 capital investment budget and an operations update. In a separate press release issued today, Parallel announced its financial results for the fourth quarter and year ended December 31, 2006. The Company announced its total proved reserves as of December 31, 2006 in a prior press release dated January 29, 2007.

Fourth Quarter 2006 Production

Parallel’s net daily production for the fourth quarter ended December 31, 2006 averaged 6,124 equivalent barrels of oil (BOE) per day, an increase of 26% when compared to an average of 4,873 BOE per day during the fourth quarter ended December 31, 2005, and a decrease of 8% when compared to an average of 6,689 BOE per day during the third quarter ended September 30, 2006. The 8% decrease in fourth quarter 2006 production compared to the third quarter 2006 was primarily the net result of a 697 BOE per day decrease in the Company’s Barnett Shale gas project and a 455 BOE per day decrease in the south Texas gas properties, partially offset by a 539 BOE per day increase in its New Mexico Wolfcamp gas project. Please refer to Table 2 at the end of this press release for quarterly comparison information pertaining to daily production by area/property for the fourth quarter of 2006, the third quarter of 2006 and the fourth quarter of 2005.

The decrease in the fourth quarter 2006 Barnett Shale production was due to normal production decline and suspension of drilling and completion activity in the third quarter of 2006 while the project operator, Dale Resources, LLC, marketed its interest in the project during this period. As a result of this inactivity, no wells were completed during the fourth quarter of 2006. Also, payout occurred on certain Barnett Shale wells during October 2006, which reduced Parallel’s working interest in the project to approximately 35%. The decrease in the Company’s south Texas production during the fourth quarter of 2006 was caused by collapsed casing in a Yegua well (38% working interest, net to Parallel) and a mechanical problem associated with a Wilcox well (15% working interest, net to Parallel).

Drilling activity in the Barnett Shale resumed during December 2006 after Chesapeake Energy Corporation (NYSE: CHK) purchased Dale Resources, LLC’s interest in the West Fork and West Gateway projects and assumed operations. Since assuming operations, Chesapeake has commenced operations on 11 gross (3.8 net) new wells through February 2007. The south Texas Yegua well was re-drilled, and remedial work was performed on the Wilcox well during the first quarter of 2007. The increase in the New Mexico Wolfcamp production, due to increased drilling activity in the third and fourth quarters of 2006, partially offset the decreased production in the Barnett Shale and south Texas projects.

January 2007 Estimated Production

Parallel estimates that its January 2007 net daily production was approximately 6,000 BOE per day. During February 2007, two Barnett Shale horizontal gas wells were completed to sales at a combined initial daily test rate of approximately 6,000 gross (1,500 net) Mcf of gas per day, or 250 BOE per day, net to Parallel. Parallel currently has four operated New Mexico Wolfcamp horizontal gas wells that have been completed and tested but are shut-in awaiting pipeline connection. The Company estimates the combined initial daily test rates of these shut-in wells to be approximately 20,000 gross (9,000 net) Mcfe per day, or 1,500 BOE per day, net to Parallel. On February 26, 2007, another Parallel-operated New Mexico Wolfcamp gas well was flowing back frac load and natural gas at an estimated initial test rate of 3,800 gross (2,500 net) Mcf of gas per day, or 416 BOE per day, net to Parallel. After clean-up, this well will be shut-in awaiting pipeline connection. Due to the uncertainties associated with dates of first commercial production, the nature of initial test data, and the natural decline rates associated with the Company’s historical base production, management cautions investors not to combine initial test data with actual historical production for the purpose of estimating the Company’s current net daily production or place undue reliance on initial test data.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

2007 Capital Investment Budget

Parallel’s 2007 capital investment budget is approximatley $155.6 million, which includes approximately $14.0 million for the purchase of leasehold and seismic data. On a project basis, approximately $125.4 million, or 81%, of the $155.6 million 2007 capital investment budget is expected to be invested in the Company’s two horizontal drilling gas projects. Parallel has budgeted approximately $76.4 million for its New Mexico Wolfcamp Gas project and approximately $49.0 million for its Barnett Shale Gas project. Additionally, the Company expects to invest approximately $24.6 million, or 15%, of the 2007 budget in its long-life, shallow oil properties located in the Permian Basin of West Texas. The remainder of the 2007 budget will be allocated to the Company’s other projects. Please refer to Table 3 at the end of this press release for further information pertaining to the capital investment budget.

Current “Work-in-Progress” Well Operations

As of February 26, 2007, the Company had 27 gross (10.18 net) wells in progress. The following Table 1 is a summary of current “work-in-progress” oil and gas well operations on certain of Parallel’s properties. Detailed information of the well operations in this table is provided within the text of this press release.

TABLE 1

WORK-IN-PROGRESS WELL OPERATIONS AS OF FEBRUARY 26, 2007

	Number of Wells
Work-in-Progress Well Operations	Gross	Net
New Mexico Wolfcamp
Drilling	5	1.34
Completing	7	2.55
Awaiting completion	-	-
Shut-in, awaiting pipeline	4	2.74
Total Wolfcamp	16	6.63
North Texas Barnett Shale
Drilling	4	1.19
Completing	2	0.73
Awaiting completion	3	1.12
Shut-in, awaiting pipeline	-	-
Total Barnett Shale	9	3.04
Other projects
Drilling	-	-
Completing	1	0.13
Awaiting completion	1	0.38
Shut-in, awaiting pipeline	-	-
Total other projects	2	0.51
TOTAL	27	10.18

Operations by Area/Property

Summarized below are Parallel’s more significant current projects, including its planned operations and capital investment budget for these projects in 2007.

Resource Gas Projects

Parallel has two resource gas projects in varying stages of development, which are the Wolfcamp gas project in the Permian Basin of New Mexico and the Barnett Shale gas project in the Fort Worth Basin of North Texas. These resource natural gas projects generated approximately 34% of Parallel’s fourth quarter 2006 daily production (2,055 BOE per day) and represented approximately 9% of its total proved reserves value as of December 31, 2006.

The Company’s 2007 budget for these two resource gas projects is approximately $125.4 million for the drilling and completion of approximately 86 gross (48 net) wells, leasehold acquisition, pipeline construction and pipeline compression.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Permian Basin of New Mexico

Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico

The New Mexico Wolfcamp horizontal resource gas play, as defined by Parallel, encompasses approximately 300,000 gross acres in portions of Eddy and Chaves Counties in southeastern New Mexico. Parallel currently owns an interest in approximately 103,218 gross (69,315 net) acres acquired specifically for the Wolfcamp, with the majority of the acreage being in the Northern and Southern Areas. The map below represents an overview of the “Wolfcamp fairway” including certain key gas wells in the trend.

Parallel’s New Mexico Wolfcamp gas project currently consists of one non-operated area and two operated areas that include five projects. The operated Southern Area includes the Box, Cowboy and Dugout projects; the operated Northern Area includes the Forego/County Line and Racehorse projects; and the non-operated Central Area is primarily being developed by EOG Resources, Inc. (NYSE: EOG) . At present, Parallel’s three areas consist of approximately 103,218 gross (69,315 net) acres, which represents an increase in net leasehold of approximately 20% since the third quarter of 2006. Approximately 50% of the increase in net leasehold is attributed to the fact that Parallel recently exchanged most of its 8.5% non-operated interest in the Central Area for undeveloped leasehold, resulting in an increase in its interest in the Dugout project in the Southern Area from an 8.5% non-operated interest to an 85.0% operated interest. The remainder of the increase is attributable to leasehold acquisitions.

Current New Mexico Oil Conservation Division (NMOCD) regulations allow for minimum 160-acre horizontal spacing.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Current Wolfcamp Operations

Southern Area - Parallel previously referred to its Southern Area as Area 3. Parallel’s operated Southern Area begins approximately twenty-five miles southwest of the Northern Area’s Forego/County Line project. The Company currently holds approximately 38,326 gross (27,477 net) acres in this area, with a proportionate base working interest of approximately 85.0%. This area presently consists of the Box, Cowboy and Dugout projects.

Box Project - Parallel’s Box project is located approximately eight miles southwest of Hope, New Mexico. Currently, the Company has completed and tested 10 horizontal Wolfcamp wells in its Box project. Eight of the wells are currently producing, and the other two are shut-in awaiting pipeline connection. Additionally, the Company presently has 6 horizontal wells flowing back or awaiting completion and one vertical Morrow well producing.

Based on Parallel’s internal information compared to publicly reported data through the NMOCD, wells with the four highest initial test rates in the entire Wolfcamp trend are Parallel-operated wells in the Box project area. Two of these wells have been placed on production, and two are shut-in awaiting pipeline connection, as follows: The Box Top #1 well was brought online in early April 2006 at an initial test rate of 6,765 Mcf per day and has ten-month cumulative production of 0.68 Bcf. The well is currently producing at a rate of approximately 1,000 Mcf per day. Parallel’s working and net revenue interest in the Box Top #1 well is approximately 47% and 36%, respectively. The Music Box #1 well was brought online in early September 2006 at an initial test rate of 9,790 Mcfe per day and has five-month cumulative production of 1.04 Bcfe. The well is currently producing at a rate of approximately 4,300 Mcfe per day. Parallel’s working and net revenue interest in the Music Box #1 well is approximately 47% and 36%, respectively. The Juke Box #1 and the Drewford’s Boom Box #1 are shut-in awaiting pipeline connection. They were recently completed and tested at initial rates of 7,378 Mcf per day and 7,800 Mcf per day, respectively. Parallel’s working and net revenue interest in the Juke Box #1 well is approximately 43% and 33%, respectively. Parallel’s working and net revenue interest in the Drewford’s Boom Box #1 well is approximately 63% and 50%, respectively. The initial rate of each of these four Box project wells exceeds Parallel’s expected “type curve” by a multiple of approximately four.

Cowboy Project - Parallel’s Cowboy project is southwest and adjacent to the Box project. The Company is currently obtaining permits for horizontal wells in this project.

Dugout Project - Parallel’s Dugout project is northwest and adjacent to the Box project. Parallel recently increased its interest in the Dugout project from a non-operated 8.5% interest to an operated 85.0% interest, primarily through the exchange of most of its 8.5% non-operated interest in the Central Area. The Company is currently obtaining permits for horizontal wells in this project.

Northern Area - Parallel previously referred to its Northern Area as Area 2. Parallel’s operated Northern Area begins at the Eddy/Chaves County line and extends approximately sixteen miles to the northeast, generally southwest of Hagerman, New Mexico. Parallel currently holds approximately 61,372 gross (41,538 net) acres in this area, with a proportionate base working interest of approximately 85.0%. This area presently consists of the Forego/County Line and Racehorse projects.

Forego/County Line Project - Parallel’s Forego/County Line project is located on the Eddy/Chaves County line, immediately north of EOG Resources’ county line development, and extends approximately six miles north, which is eight miles southwest of the Company’s Racehorse project. Early in its appraisal of the Northern Area, Parallel drilled the initial 5 wells in its Racehorse project in four adjacent sections. These wells are producing at low rates and are performing below the Company’s expected “type curve”. Because of the disappointing performance of these wells, Parallel “stepped out” approximately 8 miles southwest to drill and complete the Forego #1 and Gate Dancer #1 wells in its Forego/County Line project. The Forego #1 well had an initial test rate of 1,900 Mcf per day, with only 1,900 feet, or about half of the normal length, of a lateral having been completed on this well. The Gate Dancer #1 well had an initial test rate of 3,600 Mcf per day. Both wells are shut-in awaiting pipeline connection. Parallel’s working and net revenue interest in the Forego #1 well is approximately 96% and 72%, respectively. Parallel’s working and net revenue interest in the Gate Dancer #1 well is approximately 69% and 52%, respectively.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Parallel is currently drilling one horizontal well and is currently obtaining permits for additional wells in its Forego/County Line project.

Racehorse Project - Parallel’s Racehorse project is located in the northeastern portion of its Northern Area, approximately twelve miles northeast of the Eddy/Chaves County line. As discussed above under the Forego/County Line project information, Parallel’s initial 5 wells in its Racehorse project are currently producing at low rates and are performing below the Company’s expected “type curve”. Because of the disappointing performance of these wells, Parallel “stepped out” to drill and complete the Forego #1 and Gate Dancer #1 wells in its Forego/County Line project. Additionally, Parallel currently has 2 new “step-out” wells in its Racehorse project. On February 26, 2007, the War Cloud #1 “step-out” well, which is located four miles north, northeast of the Forego #1 well, was flowing back frac load and natural gas at an estimated initial test rate of 3,800 gross (2,500 net) Mcf of gas per day, or 416 BOE per day, net to Parallel. After clean-up, this well will be shut-in awaiting pipeline connection. The Riva Ridge #1 “step-out” well, which is located nine miles north, northeast of the Forego #1 well, is currently drilling. Parallel’s working and net revenue interest in the War Cloud #1 well is approximately 85% and 64%, respectively. Parallel’s working and net revenue interest in the Riva Ridge #1 well is approximately 96% and 72%, respectively.

Parallel is currently obtaining permits for additional wells in its Racehorse project and is extending its pipeline west and south into the Forego/County Line area.

Central Area - Parallel previously referred to its Central Area as Area 1. Parallel recently exchanged most of its 8.5% non-operated interest in the Central Area for undeveloped leasehold, resulting in an increase in its interest in the Dugout project in the Southern Area from an 8.5% non-operated interest to an 85.0% operated interest.

Parallel’s non-operated Central Area is located in northwestern Eddy County west of Artesia, New Mexico. It is comprised of approximately 3,520 gross (300 net) acres. The Company’s proportionate base working interest in the Central Area is ranges from 1% to 30%.

Parallel currently has a non-operated interest in 19 EOG-operated horizontal wells that are producing or being completed. These wells had initial test rates as high as 5,956 Mcf per day, with an average of approximately 2,400 Mcf per day for the last 12 wells. Additionally, EOG is currently drilling 2 horizontal wells, in which Parallel owns an interest.

Other Wolfcamp Information
Parallel’s New Mexico Wolfcamp gas project generated approximately 17% of the Company’s fourth quarter 2006 daily production (1,042 BOE per day) from 20 gross (6.0 net) wells and represented approximately 5% of its total proved reserves value as of December 31, 2006.

January 2007 production in Parallel’s New Mexico Wolfcamp gas project averaged approximately 16,000 gross (7,000 net) Mcfe per day. As discussed above, Parallel also has 4 gross (2.74 net) Wolfcamp gas wells in its Box and Forego/County Line projects that have been completed and tested but are currently shut-in awaiting pipeline connection. The Company estimates the combined initial daily test rates of these shut-in wells to be approximately 20,000 gross (9,000 net) Mcfe per day, or 1,500 BOE per day, net to Parallel. Also as discussed above, on February 26, 2007, the Racehorse project’s War Cloud #1 well was flowing back frac load and natural gas at an estimated initial test rate of 3,800 gross (2,500 net) Mcf of gas per day, or 416 BOE per day, net to Parallel. After clean-up, this well will be shut-in awaiting pipeline connection. Due to the uncertainties associated with dates of first commercial production, the nature of initial test data, and the natural decline rates associated with the Company’s historical base production, management cautions investors not to combine initial test data with actual historical production for the purpose of estimating the Company’s current net daily production or place undue reliance on initial test data.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Parallel’s 2007 New Mexico Wolfcamp budget is approximately $76.4 million, compared to 2006 actual capital expenditures of $75.1 million. The amount budgeted will be used to fund the drilling and completion of an estimated 40 gross (34.0 net) operated wells in the Southern and Northern Areas and 12 gross (1.0 net) non-operated wells primarily in the Central Area, the installation of pipelines and related infrastructure, and the acquisition of additional leasehold.

Wolfcamp Current Type Curve - Gross Daily Average
Based on the initial production results of 47 industry wells completed to date, with a minimum of two months production, the graph below depicts Parallel’s current “type curve” in its New Mexico Wolfcamp gas project. Additionally, Parallel estimates the initial daily rate per well is approximately 1,900 Mcf of gas per day, and the estimated gross reserves per well is approximately 1,625 MMcf of gas.

Fort Worth Basin of North Texas

Barnett Shale Gas Project, Tarrant County, Texas

Parallel’s Barnett Shale gas project consists of three project areas within Tarrant County, Texas. The West Fork (37% working interest, net to Parallel) and West Gateway (34% working interest, net to Parallel) projects are operated by Chesapeake Energy Corporation (NYSE: CHK), and the Lone Star (9% working interest, net to Parallel) project is operated by Dale Resources, LLC. These three projects consist of approximately 19,200 gross acres (5,100 net acres) located in the Trinity River flood plain, east of downtown Ft. Worth, and include the surrounding urban “halo” acreage. At present, the three projects control approximately 75 multi-well pad sites from which an estimated 10 to 12 wells can be drilled from each pad. Based on current industry practices, Parallel anticipates development drilling on 50-acre spacing.

Additional leasehold continues to be acquired in all three projects. Dale Property Services continues to lease on behalf of Chesapeake and Parallel and has increased its land staff to focus on the acquisition of additional leasehold in the Trinity River flood plain and the surrounding urban “halo” acreage. Owned and controlled surface locations provide the most effective means of developing the “halo” acreage through horizontal drilling. Parallel estimates that the unleased “halo” acreage currently consists of an additional 26,000 gross (9,100 net) acres.

Current Barnett Shale Operations
Currently, Parallel’s Barnett Shale gas project has 22 wells producing. In addition, 5 wells are completing or awaiting completion and 4 wells are drilling. Chesapeake plans to add rigs as results, acreage and opportunities dictate. Currently, Chesapeake has 4 rigs drilling in the West Fork/West Gateway projects.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Other Barnett Shale Information
Parallel’s Barnett Shale gas project generated approximately 17% of the Company’s fourth quarter 2006 daily production (1,013 BOE per day) from 20 gross (6 net) wells and represented approximately 4% of its total proved reserves value as of December 31, 2006.

Parallel’s average daily production was down from 1,710 BOE per day in the third quarter 2006 to approximately 1,013 BOE per day in the fourth quarter 2006 due to the steep initial decline rate inherent to Barnett Shale gas wells and the drilling inactivity during the second and third quarters associated with Dale Resources’ focus on marketing efforts, which resulted in the sale of its interest in the West Fork and West Gateway projects to the new operator, Chesapeake Energy. Additionally, payout occurred on certain wells during October 2006, which reduced Parallel’s working interest in the project to approximately 35%.

Chesapeake resumed drilling activity on the project during December 2006 and currently has operations on 11 new wells, as discussed above under “Current Operations”. Parallel estimates that it currently takes less than 30 days to drill and case a Barnett Shale well and have it ready to be frac’d into sales.

January 2007 production in Parallel’s Barnett Shale gas project averaged approximately 24,000 gross (5,300 net) Mcf of gas per day from 20 gross (6 net) wells. During February 2007, two Barnett Shale horizontal gas wells were completed to sales at a combined initial daily test rate of approximately 6,000 gross (1,500 net) Mcf of gas per day, or 250 BOE per day, net to Parallel. Due to the uncertainties associated with dates of first commercial production, the nature of initial test data, and the natural decline rates associated with the Company’s historical base production, management cautions investors not to combine initial test data with actual historical production for the purpose of estimating the Company’s current net daily production or place undue reliance on initial test data.

Parallel’s 2007 Barnett Shale budget is approximately $49.0 million, compared to 2006 actual capital expenditures of $43.0 million. The amount budgeted will be used to fund the drilling and completion of an estimated 34 gross (12.6 net) wells, pipeline construction and leasehold acquisition.

Barnett Shale Current Type Curve - Gross Daily Average
Based on its first 18 wells completed, the graph below depicts Parallel’s current “type curve” in its Barnett Shale gas project. Additionally, Parallel estimates the initial daily rate per well is approximately 3,900 Mcf of gas per day, and the estimated gross reserves per well is approximately 3,925 MMcf of gas.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Permian Basin of West Texas

Parallel’s Permian Basin of West Texas oil properties currently consist of five primary project areas. The Diamond M Canyon Reef, Diamond M Shallow, Carm-Ann San Andres/N. Means Queen, Harris San Andres and Fullerton San Andres projects comprise approximately 20,000 gross (16,000 net) acres, combined. Most of these properties have been added to Parallel’s portfolio since June 2002.

Diamond M Canyon Reef Unit, Scurry County, Texas

2006 activity in Parallel’s Diamond M Canyon Reef project revolved primarily around the acquisition of a new 3-D seismic survey. The survey is designed to acquire both pressure-wave (P-wave) and shear-wave (S-wave) data, and the Company anticipates that this new seismic data will provide more detail and better compartmental imaging than a “typical” 3-D seismic survey. As of this press release, the P-wave and S-wave acquisitions are complete and the data is being interpreted.

During 2006, Parallel completed 9 workovers in its Diamond M Canyon Reef project with an average initial test rate of 70 gross BOE per day per well. The Company also drilled and completed 2 wells as infill locations. The average initial test rate was 148 gross BOE per day per well, with the initial rate of one well at 81 BOE per day and the initial rate of the other well at 215 BOE per day. Parallel originally budgeted to drill four more wells during the fourth quarter of 2006. However, because of delays associated with processing of the 3-D seismic data, the Company now expects drilling operations to commence during the third quarter of 2007. Parallel plans to drill 9 wells and complete 6 workovers in its Diamond M Canyon Reef project during 2007.

Other Diamond M Canyon Reef Information
The Diamond M Canyon Reef property generated approximately 5% of the Company’s fourth quarter 2006 daily production (301 BOE per day) and represented approximately 8% of its total proved reserves value as of December 31, 2006. Production of 301 BOE per day in the fourth quarter of 2006 was down 71 BOE per day, compared to the third quarter of 2006, primarily due to natural decline and mechanical issues associated with artificial lift equipment, which have been resolved.

The Company’s 2007 budget for the Diamond M Canyon Reef project is approximately $6.5 million for the drilling of 9 gross new wells, the continuation of the deepening program with 6 gross additional workovers, and the processing and interpretation of the 3-D seismic survey that was acquired during 2006. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company (NYSE: SWN).

Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas

During 2006, the Company placed 13 new San Andres wells on production. The initial test rates for these wells averaged approximately 80 gross (52 net) barrels of oil per day (BOPD) per well. Two additional wells that were drilled in 2006 are currently being completed.

The Company also performed 14 workovers at Carm-Ann during 2006. In general, these workovers consisted of relatively inexpensive pay additions and restimulations. The average incremental rate per workover was approximately 10 BOPD.

Other Carm-Ann/N. Means Information
The Carm-Ann/N. Means properties generated approximately 9% of the Company’s fourth quarter 2006 daily production (560 BOE per day) and represented approximately 14% of its total proved reserves value as of December 31, 2006.

The Company’s 2007 budget for the Carm-Ann/N. Means project is approximately $8.1 million for the drilling and completion of 12 gross wells and the re-frac workover of 16 gross existing wells. Parallel is the operator of these properties with an average working interest of approximately 77%.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Harris San Andres Field, Andrews & Gaines Counties, Texas

During 2006, a total of 27 new San Andres wells were placed on production at the Harris field with average initial test rates of approximately 79 gross (53 net) BOPD per well. At present, 3 wells are in various stages of completion. Pay additions and re-frac workovers were also performed on 2 wells, with an average increased rate of approximately 27 gross BOPD per workover.

Other Harris Information
The Harris San Andres properties generated approximately 10% of the Company’s fourth quarter 2006 daily production (608 BOE per day) and represented approximately 23% of its total proved reserves value as of December 31, 2006.

The Company’s 2007 budget for the Harris San Andres project is approximately $8.5 million for the drilling of 12 gross wells and the re-frac workover of 16 gross existing wells. Parallel is the operator of these properties with an average working interest of approximately 90%.

Fullerton San Andres Field, Andrews County, Texas

A six well San Andres infill drilling program was initiated at the Fullerton field in September 2006. As of the date of this press release, the six wells have been drilled and completed. In addition, 16 wells were restimulated during 2006, resulting in average incremental gross production of approximately 9 BOPD per well.

Other Fullerton Information
The Fullerton property generated approximately 25% of the Company’s fourth quarter 2006 daily production (1,544 BOE per day) and represented approximately 33% of its total proved reserves value as of December 31, 2006.

The Company’s 2007 budget for the Fullerton project is approximately $1.2 million for the re-frac workover of 18 gross existing wells. Parallel owns an 82% average working interest in these properties.

Other Permian Basin Information
The Permian Basin of West Texas generated approximately 55% of Parallel’s fourth quarter 2006 daily production (3,358 BOE per day) and represented approximately 87% of its total proved reserves value as of December 31, 2006.

The Company’s 2007 budget for the Permian Basin of West Texas is approximately $24.6 million. This budget is being used to fund the drilling and completion of 33 wells, 50 re-frac workovers, 6 deepenings, equipment, pipeline construction, seismic acquisitions and leasehold acquisitions.

Onshore Gulf Coast of South Texas

Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas

The Onshore Gulf Coast of south Texas gas projects generated approximately 11% of Parallel’s fourth quarter 2006 daily production (711 BOE per day) and represented approximately 4% of its total proved reserves value as of December 31, 2006.

Parallel’s average daily production was down from 1,166 BOE per day in the third quarter 2006 to approximately 711 BOE per day in the fourth quarter 2006. This decrease in production was due to collapsed casing on a Yegua well in which Parallel owns a 38% working interest and a mechanical problem associated with a Wilcox well in which Parallel owns a 15% working interest. The south Texas Yegua well was re-drilled, and remedial work was performed on the Wilcox well during the first quarter of 2007.

The Company’s 2007 budget for the south Texas projects is approximately $1.7 million for the drilling of 2 wells.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Other Projects

Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin

Parallel’s Utah/Colorado project consists of approximately 160,000 gross (156,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of shallow coal bed methane, conventional gas, and heavy oil sands. In February 2006, Parallel drilled a Weber oil sand test well to a depth of 5,200 feet, open-hole logged, side-wall cored, and plugged and abandoned the well. This well was drilled based on 2-D seismic and subsurface geology with a secondary purpose of obtaining additional information for 3-D seismic calibration.

Acquisition of a 3-D seismic survey covering approximately 19,000 gross acres, or 12% of the Company’s current leasehold, was completed during the second quarter of 2006. Although interpretation to date has failed to indicate significant Weber drilling opportunities, numerous potential gas anomalies have been identified. Processing and interpretation to better refine these anomalies is continuing. Additional 3-D seismic surveys across the remaining leasehold are being considered.

Approximately 10,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is currently investigating development options for these heavy oil sand deposits.

Other Utah/Colorado Information
The Utah/Colorado project does not yet contribute to the Company’s current daily production or reserve value.

The Company’s 2007 budget for its Utah/Colorado project is approximately $3.9 million for the drilling and completion of 2 gross wells and the acquisitions of additional 3-D seismic surveys and additional leasehold. Parallel owns and operates 97.5% of this project.

East Texas Cotton Valley Reef Gas Project, Leon and Freestone Counties

Parallel has two projects in the Cotton Valley Reef Gas Project referred to as Projects A and B. These 3-D seismic gas projects have a higher risk profile than the Company’s other projects. The objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. Parallel estimates the gross cost for drilling and completing a Cotton Valley Reef well is approximately $18.0 million.

Project A - Project A consists of approximately 5,000 gross (650 net) acres. Based on 3-D seismic, nine prospects have been identified. One prospect was drilled in 2005 and determined to be uneconomic. A second prospect has been drilled, based on reprocessed seismic data. Due to mechanical reasons, an unsuccessful completion attempt occurred on this well. Upper zones are currently being evaluated for another completion attempt. Parallel owns an estimated 13.125% working interest and 9.8% net revenue interest in Project A.

Project B - Project B consists of approximately 2,500 gross (117 net) acres. Based on 3-D seismic, three prospects have been identified. The first prospect is expected to be drilled during the third quarter of 2007. Parallel has a 4.7% working interest in Project B. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis.

Other Cotton Valley Reef Information
The East Texas Cotton Valley Reef gas project contributes minimally to the Company’s current daily production and reserve value.

Parallel’s 2007 budget does not include any planned expenditures for the Cotton Valley Reef gas project.

TABLES, MANAGEMENT COMMENTS AND CONFERENCE CALL INFORMATION FOLLOW

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Daily Production - Fourth Quarter 2006, Compared to Third Quarter 2006 and Fourth Quarter 2005

The following Table 2 represents a comparison of Parallel’s daily production by area/property for the fourth quarter of 2006, the third quarter of 2006 and the fourth quarter of 2005. Detailed information on each property listed in this table is provided within the text of this press release.

TABLE 2

AVERAGE DAILY PRODUCTION - 4Q 2006, COMPARED TO 3Q 2006 AND 4Q 2005

	4Q 2006	3Q 2006	4Q 2005	4Q 2006	4Q 2006
AREA/PROPERTY	Average BOE per day	Average BOE per day	Average BOE per day	Compared to 3Q 2006 % Change	Compared to 4Q 2005 % Change
Resource Projects
Barnett Shale (1)	1,013	1,710	420	(41)%	141%
New Mexico (2)	1,042	503	43	107%	2323%
Total Resource Projects	2,055	2,213	463	(7)%	344%
Permian Basin of West Texas
Fullerton San Andres	1,544	1,457	1,588	6%	(3)%
Carm-Ann San Andres / N. Means Queen	560	659	554	(15)%	1%
Harris San Andres	608	497	55	22%	1005%
Diamond M Shallow	56	65	66	(14)%	(15)%
Diamond M Canyon Reef (3)	301	372	339	(19)%	(11)%
Other Permian Basin	289	260	312	11%	(7)%
Total Permian Basin	3,358	3,310	2,914	1%	15%
Onshore Gulf Coast of South Texas
Yegua/Frio (4)	253	365	474	(31)%	(47)%
Wilcox (5)	376	661	906	(43)%	(58)%
Cook Mountain	82	140	116	(41)%	(29)%
Total Gulf Coast	711	1,166	1,496	(39)%	(52)%
GRAND TOTAL	6,124	6,689	4,873	(8)%	26%

(1) 3Q 2006 - Suspension of drilling and completion activity as Dale Resources marketed its interest in the project.
4Q 2006 - No wells were completed as a result of above mentioned inactivity.
Oct. 2006 - Payout occurred on certain wells, which reduced Parallel's WI in the project to approximately 35%.
Dec. 2006 - Drilling activity resumed after Chesapeake purchased Dale Resources' interest and assumed operations.
Dec. 2006 thru Feb. 2007 - Chesapeake commenced operations on 11 gross (3.8 net) new wells.

(2) 4Q 2006 - Delineation and exploitation of the Box project.
(3) 4Q 2006 - Processing and interpretation of 3-D seismic data. Expect drilling activity to commence in 3Q 2007.
(4) 4Q 2006 - Casing collapsed in a producing Yegua well in which Parallel owns 38% WI. The well was re-drilled 1Q 2007.
(5) 4Q 2006 - Production ceased on a Wilcox well in which Parallel owns 15% WI. Performed remedial work 1Q 2007.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

2007 CAPEX Budget - Compared to Average Daily Production and Proved Reserve Value by Property

The following Table 3 represents Parallel’s 2007 capital investment budget compared to fourth quarter 2006 average daily production and percent of total proved reserve value as of December 31, 2006, on a property basis. Detailed information on each property listed in this table is provided within the text of this press release.

TABLE 3

2007 CAPEX BUDGET COMPARED TO AVERAGE DAILY PRODUCTION AND PERCENT OF TOTAL PROVED RESERVE VALUE BY PROPERTY

	2007		4Q 2006 Average		12/31/2006 % of Total Proved
	CAPEX Budget		Daily Production		Reserve Value (1)
AREA/PROPERTY	$MM	%	BOE	%	%

Resource Projects
Barnett Shale	$49.0	32%	1,013	17%	4.2%
New Mexico Wolfcamp	76.4	49%	1,042	17%	4.8%
Total Resource Projects	$125.4	81%	2,055	34%	9.0%

Permian Basin of West Texas
Fullerton San Andres	$1.2	1%	1,544	25%	32.8%
Carm-Ann San Andres/N. Means Queen	8.1	5%	560	9%	14.2%
Harris San Andres	8.5	5%	608	10%	23.0%
Diamond M Shallow	-	0%	56	1%	6.9%
Diamond M Canyon Reef	6.5	4%	301	5%	7.8%
Other Permian Basin	0.3	0%	289	5%	2.6%
Total Permian Basin	$24.6	15%	3,358	55%	87.3%

Onshore Gulf Coast of South Texas
Yegua/Frio	$1.7	1%	253	4%	2.0%
Wilcox	-	0%	376	6%	1.3%
Cook Mountain	-	0%	82	1%	0.4%
Total Gulf Coast	$1.7	1%	711	11%	3.7%

Other Projects
Cotton Valley Reef	$-	0%	-	0%	0.0%
Utah/Colorado	3.9	3%	-	0%	0.0%
Total Other Projects	$3.9	3%	-	0%	0.0%

GRAND TOTAL	$155.6	100%	6,124	100%	100.0%

(1) Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $61.06 per barrel of oil and $5.47 per Mcf of natural gas, and realized average prices of $54.67 per barrel of oil and $5.00 per Mcf of natural gas, as of December 31, 2006.

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Parallel Petroleum Announces 4Q 2006 Production,
2007 CAPEX Budget and Operations Update
February 28, 2007

Management Comments

Larry C. Oldham, Parallel’s President, commented, “We are pleased with our 26% increase in average daily production, when comparing fourth quarter 2006 to fourth quarter 2005. We expect our average daily production to increase in 2007 because of the accelerated activity in our Barnett Shale and Wolfcamp projects. Currently, we have four rigs drilling in the Barnett Shale and 2 rigs drilling in the Wolfcamp. We plan to invest $125.4 million, or 81%, of our $155.6 million 2007 capital investment budget in these two resource gas projects.”

In a final comment, Oldham stated, “We announced, on January 29, 2007, a 52% increase in our year-end 2006 total proved reserves to 38.5 million barrels of oil equivalent (MMBOE), as compared to 25.4 MMBOE as of December 31, 2005. We replaced 695% of our 2006 production through our acquisitions and active drilling programs associated with our portfolio of oil and gas projects.”

Conference Call and Webcast Information

Parallel’s management will host a conference call to discuss current operations, production, reserves and financial results for the fourth quarter ended December 31, 2006. In addition to this press release, please refer to Parallel’s fourth quarter 2006 earnings release also dated February 28, 2007 and its Form 10-K Report for the year ended December 31, 2006 that was filed with the Securities and Exchange Commission on February 28, 2007.

The conference call will be held on Thursday, March 1, 2007, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 800-510-0178 or 617-614-3450, Participant Passcode 82777331, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s Web site, http://www.plll.com. A replay of the conference call will be available at the Company’s Web site or by calling 888-286-8010 or 617-801-6888, Passcode 91111025.

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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